Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended March 31, 2006
Higher Earnings Prompt Increase in 2006 EPS Guidance
     MILWAUKEE—April 21, 2006 — Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 34 cents for its first quarter ended March 31, 2006. Diluted earnings per share in the prior year’s first quarter were 27 cents. First quarter 2006 revenue increased 4.8%, to $262.9 million, as a result of higher sales within the Flavors & Fragrances Group.
     “Our cost reductions, product mix improvement and price increases are producing results,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “Sales were up this quarter and I expect continued revenue growth to deliver improved earnings in 2006.”
     In the first quarter of 2006, Sensient adopted FASB Statement No. 123(R), “Share-Based Payment.” As a result, Sensient began to record expense related to stock options this quarter. The impact of FASB Statement No. 123(R) was approximately $500,000 of additional pre-tax expense in this year’s first quarter.
     Results for the prior year’s first quarter included a one-time expense of $4.5 million ($2.8 million, or six cents, after tax) related to a customer arbitration award. Last year’s results also reflected a 20.6% effective tax rate due to tax benefits of approximately two cents per share for adjustments related to foreign tax liabilities. The effective tax rate for the first
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Sensient Technologies Corporation	Page 2
Earnings Release—First quarter ended March 31, 2006
April 21, 2006
quarter of 2006 was 29.2% and included benefits of approximately one cent per share related to the settlement of prior years’ tax liabilities.
BUSINESS REVIEW
     Flavors & Fragrances Group revenue increased 7.7%, to $170.5 million, for the quarter ended March 31, 2006. Quarterly operating income increased 11.5%, to $22.9 million. Group revenue benefited from strong sales of flavors in North America. Improved pricing and product mix also added to Group revenue. Sales gains from these sources were partially offset by unfavorable foreign currency translation. Higher sales volumes, favorable pricing and cost reduction efforts increased operating income in the quarter.
     Color Group revenue equaled $89.2 million for the quarter ended March 31, 2006, compared to $90.1 million for the comparable period in 2005. Operating income for the first quarter grew 7.3%, to $15.8 million. Strong sales within the Company’s cosmetic product line were offset by lower sales of technical colors and by unfavorable foreign currency translation. Strong cosmetic sales, increased sales of higher margin food and beverage colors and the Company’s cost reduction program boosted quarterly operating income.
2006 OUTLOOK
     Sensient now expects reported 2006 diluted earnings per share to be between $1.35 and $1.40.
CONFERENCE CALL
     The Company will host a conference call to discuss its 2006 first quarter financial results at 10:00 a.m. CDT on Friday, April 21, 2006. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
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Sensient Technologies Corporation	Page 3
Earnings Release—First quarter ended March 31, 2006
April 21, 2006
     A replay will be available beginning at 1:00 p.m. CDT on April 21, 2006, through midnight on April 28, 2006, by calling (706) 645-9291 and referring to passcode 7837514. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2005. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts) Consolidated Statements of Earnings	Page 4

	Three Months Ended March 31,

	2006	2005	% Change

Revenue	$262,924	$250,877	4.8

Cost of products sold	183,485	176,185	4.1
Selling and administrative expenses	48,664	49,814	(2.3)

Operating income	30,775	24,878	23.7
Interest expense	8,708	8,724

Earnings before income taxes	22,067	16,154	36.6
Income taxes	6,449	3,323

Net earnings	$15,618	$12,831	21.7

Earnings per common share:
Basic	$0.34	$0.27	25.9

Diluted	$0.34	$0.27	25.9

Average common shares outstanding:
Basic	45,805	46,735	(2.0)

Diluted	45,972	47,167	(2.5)

Results by Segment	Three Months Ended March 31,

Revenue	2006	2005	% Change
Flavors & Fragrances	$170,514	$158,385	7.7
Color	89,156	90,060	(1.0)
Corporate & Other	10,004	10,541	(5.1)
Intersegment elimination	(6,750)	(8,109)	(16.8)

Consolidated	$262,924	$250,877	4.8

Operating Income

Flavors & Fragrances	$22,893	$20,539	11.5
Color	15,845	14,764	7.3
Corporate & Other	(7,963)	(10,425)	(23.6)

Consolidated	$30,775	$24,878	23.7

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Condensed Balance Sheets
March 31,	2006	2005
Current assets	$517,970	$530,457
Intangibles (net)	437,778	457,803
Property, plant and equipment (net)	371,647	396,135
Other assets	60,754	64,824

Total Assets	$1,388,149	$1,449,219

Current liabilities	$423,052	$239,910
Long-term debt	280,726	507,885
Accrued employee and retiree benefits	43,038	36,529
Other liabilities	9,095	13,592
Shareholders’ equity	632,238	651,303

Total Liabilities and Shareholders’ Equity	$1,388,149	$1,449,219

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2006	2005

Net cash provided by operating activities	$20,782	$20,285

Cash flows from investing activities:
Acquisition of property, plant and equipment	(4,383)	(6,500)
Proceeds from sale of assets	64	—
Decrease in other assets	512	184

Net cash used in investing activities	(3,807)	(6,316)

Cash flows from financing activities:
Proceeds from additional borrowings	22,624	18,767
Debt and capital lease payments	(32,455)	(24,110)
Purchase of treasury stock	(4,563)	—
Dividends paid	(6,949)	(7,063)
Proceeds from options exercised and other	—	891

Net cash used in financing activities	(21,343)	(11,515)

Effect of exchange rate changes on cash and cash equivalents	152	(119)

Net (decrease) increase in cash and cash equivalents	(4,216)	2,335
Cash and cash equivalents at beginning of period	7,068	2,243

Cash and cash equivalents at end of period	$2,852	$4,578

Supplemental Information
Three Months Ended March 31,	2006	2005

Depreciation and amortization	$10,973	$11,642

Dividends per share	$0.15	$0.15

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